UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):
March 14, 2011

FRANKLIN COVEY CO.

(Exact name of registrant as specified in its charter)

Commission File No. 1-11107

Utah	87-0401551
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

2200 West Parkway Boulevard
Salt Lake City, Utah  84119-2099
(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code:  (801) 817-1776

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry into a Material Definitive Agreement

On March 14, 2011, Franklin Covey Co. (the Company) entered into an amended and restated secured credit agreement (the Restated Credit Agreement) with JPMorgan Chase Bank, N.A. (the Lender).  The Lender also provides the majority of the Company’s day-to-day banking services.

The Restated Credit Agreement provides a revolving line of credit facility (the Revolving Loan) with a maximum borrowing amount of $10.0 million and a term loan (the Term Loan) with maximum available borrowing of up to $5.0 million.  Both credit facilities may be used for general business purposes.  The key terms and conditions of the Revolving Loan and Term Loan are as follows:

1.
Revolving Loan – The $10.0 million Revolving Loan matures on March 14, 2012.  The Company may draw on the Revolving Loan and repay amounts borrowed in unlimited repetition up to the maximum allowed amount so long as no event of default has occurred and is continuing.  The interest rate on the revolving line of credit is LIBOR plus 2.50% per annum.

2.
Term Loan – The Term Loan allows the Company to borrow up to $5.0 million through September 1, 2011 (the Draw Period).  Following the close of the Draw Period, the amount borrowed on the term loan will be repaid in 24 equal monthly installments, commencing on October 1, 2011 and concluding on September 1, 2013.  The interest rate on the Term Loan is LIBOR plus 2.65% per annum.

The Restated Credit Agreement also contains customary representations and warranties as well as provisions for repayment, guarantees, and other security.

The Restated Credit Agreement requires the Company to be in compliance with specified financial covenants, including (a) A Funded Debt to EBITDAR (Earnings Before Interest, Taxes, Depreciation, Amortization, and Rental Expense) Ratio of less than 3.00 to 1.00; (b) A Fixed Charge Coverage Ratio greater than 1.5 to 1.0; (c) An annual limit on capital expenditures (not including capitalized curriculum development) of $8.0 million; and (d) A minimum net worth of $67.0 million.  These financial covenants remain substantially unchanged from the previous line of credit amendment financial covenants.  In the event of noncompliance with these financial covenants and other defined events of default, the Lender is entitled to certain remedies, including acceleration of the repayment of amounts outstanding on the Revolving Loan and Term Loan.

In connection with the Restated Credit Agreement, the Company entered into an Amended and Restated Security Agreement, an Amended and Restated Repayment Guaranty, and separate Promissory Notes for the Revolving Loan and the Term Loan.

The foregoing description of the Restated Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the Amended and Restated Credit Agreement, the Amended and Restated Security Agreement, the Amended and Restated Repayment Guaranty, and the new Promissory Notes, which are filed as Exhibits 10.1 through 10.5 attached hereto.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement

On March 14, 2011, the Company entered into the Restated Credit Agreement with the Lender as described above in Item 1.01.  The information in Item 1.01 is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits:

10.1	Amended and Restated Credit Agreement by and between JPMorgan Chase Bank, N.A. and Franklin Covey Co., dated March 14, 2011.

10.2
Amended and Restated Security Agreement by and among Franklin Covey Co., Franklin Development Corporation, Franklin Covey Travel, Inc., Franklin Covey Client Sales, Inc. and JPMorgan Chase Bank, N.A., dated March 14, 2011.

10.3
Amended and Restated Repayment Guaranty by and among Franklin Development Corporation, Franklin Covey Travel, Inc., Franklin Covey Client Sales, Inc. and JPMorgan Chase Bank, N.A., dated March 14, 2011.

10.4	Amended and Restated Secured Promissory Note between Franklin Covey Co. and JPMorgan Chase Bank, N.A. for $10.0 million revolving loan, dated March 14, 2011.

10.5	Amended and Restated Secured Promissory Note between Franklin Covey Co. and JPMorgan Chase Bank, N.A. for $5.0 million term loan, dated March 14, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRANKLIN COVEY CO.

Date:	March 17, 2011	By:	/s/ Stephen D. Young
Stephen D. Young
Chief Financial Officer